UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 11, 2013

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33460	94-1690082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 CityWest Blvd.
Suite 800
Houston, Texas 77042

(Address of principal executive offices) (Zip Code)

(713) 850-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 8, 2013, Geokinetics Inc. (the “Company”), Geokinetics Holdings USA, Inc., a wholly owned subsidiary of the Company (“Holdings”), and the Company’s other direct and indirect domestic subsidiaries (together with the Company and Holdings, the “Debtors”) entered into Amendment Two (the “Amendment”) to the Restructuring Support Agreement (as amended, the “Agreement”), dated January 15, 2013, with American Securities Opportunities Advisors, LLC, Gates Capital Management, Inc., and other parties thereto, as beneficial owners of, or advisors, nominees or investment managers for beneficial owners of (collectively, the “Noteholders”), more than 70% in aggregate principal amount of Holdings’ 9.75% Senior Secured Notes due 2014 (collectively, the “Notes”), and Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P. (the “Preferred Stockholders”), the largest holders of the Company’s outstanding Series B-1 Senior Convertible Preferred Stock, Series C-1 Senior Preferred Stock and Series D Junior Preferred Stock.  The Amendment, among other things, extends the deadline for the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to confirm the Joint Chapter 11 Plan of Reorganization of the Debtors (the “Plan”) from 35 days to 45 days after the Debtors file Chapter 11 petitions and for the occurrence of the effective date of the Plan from 50 days to 60 days after the Debtors file Chapter 11 petitions before in either case the Noteholders may terminate the Agreement.

Item 1.03                                           Bankruptcy or Receivership.

On March 10, 2013, the Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the Bankruptcy Court.  The Debtors’ Chapter 11 cases are being jointly administered under the Company’s caption and case number, In re: Geokinetics Inc. et al., Chapter 11 Case No. 13-10472.  The pre-packaged Plan, which remains subject to the approval of the Bankruptcy Court, was approved by a large majority of the Company’s stakeholders. The Debtors plan to continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and order of the Bankruptcy Court.

On March 11, 2013, the Company issued a press release announcing the filing of the Chapter 11 petitions, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.04                                           Triggering Events that Accelerate or Increase a Direct Financial Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 petitions on March 10, 2013 constituted an event of default and triggered the acceleration of a direct financial obligation as follows:

•                  Under the Amended and Restated Credit Agreement, dated as of August 11, 2011, among the Company, Holdings and Whitebox Advisors, LLC, as administrative agent and collateral agent, and the lenders party thereto, the commitment of the lenders to make loans automatically terminated and the unpaid principal amount of all outstanding loans and interest and other amounts thereunder became automatically due and payable as a result of the filing of the Chapter 11 petitions.  As of March 10, 2013, the obligations under the credit agreement included $50 million in aggregate principal amount outstanding plus accrued and unpaid interest and other payments.

•                  Under the Indenture, dated as of December 23, 2009, for the 9.75% Senior Secured Notes due 2014 among the Company, Holdings and U.S. Bank National Association, as trustee, all of the outstanding Notes became due and payable immediately as a result of the filing of the Chapter 11 petitions.  As of March 10, 2013, there was $300 million in aggregate principal amount plus accrued and unpaid interest and other payments on the outstanding Notes.

Any efforts to enforce the payments or other obligations under these agreements or instruments are currently stayed as a result of the filing of the Chapter 11 petitions.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1

Amendment Two, dated as of March 5, 2013, to the Restructuring Support Agreement dated as of January 15, 2013, by and among the Company, Holdings, Geokinetics Services Corp., Geokinetics Processing, Inc., Geokinetics Acquisition Company, Geokinetics USA, Inc., Geokinetics International Holdings, Inc., Geokinetics Management, Inc., Geokinetics International, Inc., and Advanced Seismic Technology, Inc., the Noteholders and the Preferred Stockholders

99.1	Press release dated March 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOKINETICS INC.

Date: March 11, 2013	By:	/s/ William L. Moll. Jr.
William L. Moll, Jr. Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amendment Two, dated as of March 5, 2013, to the Restructuring Support Agreement dated as of January 15, 2013, by and among the Company, Holdings, Geokinetics Services Corp., Geokinetics Processing, Inc., Geokinetics Acquisition Company, Geokinetics USA, Inc., Geokinetics International Holdings, Inc., Geokinetics Management, Inc., Geokinetics International, Inc., and Advanced Seismic Technology, Inc., the Noteholders and the Preferred Stockholders

99.1	Press release dated March 11, 2013